UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 31, 2017

(Date of earliest event reported)

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001‑33368	91‑2143667
(Commission File Number)	(IRS Employer Identification No.)

875 Howard Street, Suite 100 San Francisco, California	94103
(Address of Principal Executive Offices)	(Zip Code)

(415) 800‑6100

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

Sale of Moscow Studio

On December 31, 2017 (the “Closing Date”), Glu Mobile Inc. (“Glu”) entered into the following agreements related to the divestiture of its Moscow-based game development studio (the “Moscow Studio”) through the sale of its wholly-owned UK subsidiary Glu Mobile (Russia) Limited (“GMRL”):

•	Share Purchase Agreement (the “SPA”) between Glu and Saber Interactive (“Saber”); and
•	Transitional Services Agreement (the “TSA”) among Glu, Saber and MGL My.com (Cyprus) Limited (“MGL”).

Pursuant to the SPA, Saber purchased all of the issued and outstanding share capital of GMRL.  All approximately 120 employees of the Moscow Studio were employed by the Russia branch office of GMRL and are expected to remain with GMRL following the transaction.  In addition, Saber will assume all obligations under the office lease for the Moscow Studio.

Under the TSA, Saber has agreed to dedicate approximately 25 employees of the Moscow Studio, at no cost to Glu, to assist Glu in transitioning the operation of Glu’s  Deer Hunter 2017 mobile game, as well as certain legacy titles developed by the Moscow Studio, including Contract Killer Sniper,  Contract Killer 2,  Frontline Commando DDay,  Frontline Commando WW2 and Blood & Glory Immortals, from the Moscow Studio to Glu’s Hyderabad, India office (the “Transition”).  Glu expects the Transition to be completed by March 31, 2018.  In addition, Saber has agreed under the TSA to assist Glu with certain accounting and tax related tasks that have historically been handled by employees of GMRL and/or the Moscow Studio.

The total cash consideration Glu is receiving under the SPA is $2.8 million plus the amount of the cash that remained in GMRL’s bank accounts as of the Closing Date (the “Bank Account Amount”).  Of this amount, $1.3 million plus the Bank Account Amount are payable on or prior to January 10, 2018, with the remaining $1.5 million due and payable upon completion of the Transition (the “Second Installment”).

In the event that the Transition is successfully completed to Glu’s reasonable satisfaction, then (i) Saber will be required to pay the employees of the Moscow Studio and GMRL bonus payments not to exceed $500,000 in the aggregate (the “Transition Bonuses”), with Saber entitled to reduce the Second Installment by the amount of the Transition Bonuses, and (ii) certain employees of the Moscow Studio and GMRL will have the vesting of an aggregate of up to approximately 150,000 shares subject to equity awards accelerated (the “Vesting Acceleration”).

Pursuant to the SPA, Saber, on behalf of itself and its affiliates, agreed that it will not, for a period of five years, commercially exploit any mobile games that primarily involve hunting deer and/or other animals, subject to limited exceptions.

Each of the SPA and TSA contains customary representations, warranties and covenants of each of the parties thereto.  Glu also agreed to provide customary indemnities in the SPA, which are subject to customary limitations.

Glu’s divestiture of the Moscow Studio is part of Glu’s efforts to consolidate its studio locations, focusing on a new scaled creative center in San Francisco and a low cost, repeatable location in Hyderabad, India.

Sale of Games; License of Development Tools and Technology

In addition, on December 31, 2017, Glu entered into an Asset Purchase and License Agreement (the “APLA”) with MGL pursuant to which Glu sold four mobile games (and related intellectual property and other rights) developed by the Moscow Studio:  (i) Last Day Alive, which is currently in beta release on the Apple App Store, (ii) Heroes of Destiny, which is a game previously published by Glu, (iii) a game currently in development featuring a male celebrity (the “Celebrity Game”), and (iv) Furiosa, which is a game that was previously in development that Glu had declined to publish (collectively, the “Purchased Games”).  In addition, under the APLA, Glu transferred all of its rights and obligations under certain contracts related to the Celebrity Game (the “Celebrity Game Contracts”), including, but not limited to, the obligation to pay the remaining approximately $1.5 million in minimum guarantee and other payments under the Celebrity Game Contracts.  Glu also agreed to provide MGL with a non-exclusive, perpetual, worldwide, irrevocable, non-transferrable, royalty-free license to certain development tools and technology necessary to use, develop, publish, exploit and sell the Purchased Games and that MGL and/or its affiliates may use for the development of other of its products. The total cash consideration Glu is receiving under the APLA is $200,000 payable on or prior to January 10, 2018.

The APLA contains customary representations, warranties and covenants of each of Glu and MGL, and Glu also agreed to provide customary indemnities, which are subject to customary limitations.  In addition, MGL, on behalf of itself and its affiliates, agreed that it will not, for a period of five years, commercially exploit any mobile games that primarily involve hunting deer and/or other animals, subject to limited exceptions.

Item 2.05 Costs Associated with Exit or Disposal Activities.

In connection with the divestiture of the Moscow Studio discussed in Item 1.01 above, the contents of which are incorporated into this Item 2.05, Glu expects to record a non-cash loss ranging from $6.4 million to $6.6 million in the fourth quarter of 2017. This primarily comprises of a $10.0 million charge related to the assignment of one of the Celebrity Game Contracts,  a  $1.2 million charge related to the write-off of goodwill associated with the Moscow Studio and a  $0.5 million charge related to the write-off of net assets associated with the Moscow Studio.  Glu expects that these charges will be partially offset by $3.2 million in cash to be paid by Saber and MGL, $1.5 million related to the assumption of obligations by MGL under the Celebrity Game Contract noted in the prior sentence and $0.5 million related to the transition services to be provided by Saber.

Furthermore, with respect to activities related to the Transition, Glu expects to incur cash charges of $0.5 million related to the Transition Bonuses and $0.1 million of other cash transition expenses. In addition, Glu expects to incur $0.5 million of non-cash charges related to the Vesting Acceleration. The non-cash charges related to the Vesting Acceleration are estimated based on Glu’s current stock price and may fluctuate based on any future movements in Glu’s  stock price. Finally, Glu expects to incur $0.6 million to $0.7 million of non-cash charges related to the amortization of transition services assets that were capitalized as part of the transaction consideration. The cash and non-cash charges related to the Transition are expected to be incurred and paid during the first quarter of 2018.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2018, the Compensation Committee of Glu’s Board of Directors (the “Committee”) issued the equity awards described below to Nick Earl, Glu’s President and Chief Executive Officer.  As noted in Glu’s Current Report on Form 8‑K filed on October 11, 2017, the Committee intended to issue these equity awards to Mr. Earl on October 5, 2017 at the same time that it issued annual refresh equity awards to the Company’s other executive officers.  However, because Glu’s 2007 Equity Incentive Plan (the “Plan”) contains a limitation capping the number of shares subject to awards under the Plan that any existing employee can receive in any calendar year, the Committee was unable to issue Mr. Earl his annual refresh award in October 2017.  Accordingly, the Committee elected to grant Mr. Earl his annual refresh award on the first working day of 2018.

The Committee determined the value of Mr. Earl’s annual refresh equity awards by benchmarking against chief executive officers at Glu’s peer companies (the “Peer Companies”).  The Peer Companies consisted of Glu’s peer companies specified in Glu’s definitive proxy statement relating to its 2017 Annual Stockholders’ Meeting, which the Committee updated with the assistance of its outside compensation consultant to better reflect Glu’s current financial performance and market capitalization.  The Committee determined to award approximately 60% of the value of Mr. Earl’s annual equity award in performance-based stock options (“PSOs”) and performance-based restricted stock units (“PSUs”), with the balance of Mr. Earl’s annual refresh equity awards being in the form of time vesting stock options.

Each of the PSOs and PSUs contain Adjusted EBITDA (defined as non-GAAP operating income excluding depreciation and royalty impairments) thresholds and bookings goals for each of 2018, 2019 and 2020, with one-third of the maximum shares subject to the PSOs and PSUs earnable in each of those years. Mr. Earl will only earn the maximum amount of PSOs and PSUs for a given year if Glu both (1) achieves a minimum Adjusted EBITDA goal for such year (the

“Adjusted EBITDA Threshold”) and (2) generates bookings for such year that equal or exceed a specified maximum level of performance (the “Maximum Bookings Goal”).  If Glu does not achieve the Maximum Bookings Goal for a given year,  Mr. Earl can earn (1) 50% of the maximum amount of PSOs and PSUs for such year if Glu achieves the Adjusted EBITDA Threshold for such year and generates bookings for such year that are approximately 5% below the Maximum Bookings Goal (the “Target Bookings Goal”) and (2) 25% of the maximum amount of PSOs and PSUs for such year if Glu achieves the Adjusted EBITDA Threshold for such year and generates 2018 bookings for such year that are approximately 11% below the Maximum Bookings Goal (the “Minimum Bookings Goal”).  Each of the Maximum Bookings Threshold, Target Bookings Goal and the Minimum Bookings Goal for 2018 represents a significant increase over forecasted 2017 bookings, with the thresholds and goals for 2019 and 2020 increasing meaningfully from the prior year’s thresholds.  To the extent that Glu achieves the Adjusted EBITDA threshold for a given year and generates bookings between two of the goals, the number of PSOs or PSUs earned by Mr. Earl for such year will be calculated on a linear basis.  If Glu does not achieve an Adjusted EBITDA threshold or bookings goals in any year and less than the full amount of shares are earned for such year,  Mr. Earl cannot recapture those shares through overachievement of the maximum Adjusted EBITDA thresholds and bookings goals in subsequent years.

The table below illustrates the number of PSOs or PSUs that Mr. Earl could potentially earn based on Glu’s Adjusted EBITDA and bookings for 2018, 2019 and 2020:

Type of Award	Target PSOs and PSUs Earnable	Maximum Total PSOs and PSUs Earnable	Target PSOs/PSUs Eligible to be			PSOs/PSUs Earned in Each Year for
			Earned for Performance During:			Performance Equal to: (% of Target)
			FY18	FY19	FY20	Threshold	Target	Maximum
PSOs	311,241	466,861	103,747	103,747	103,747	50%	100%	150%
PSUs	311,241	466,861	103,747	103,747	103,747	50%	100%	150%

Each of the PSOs and PSUs were granted on January 2, 2018, and the PSOs have ten year terms and an exercise price equal to $3.63, the closing price of Glu’s common stock on The NASDAQ Global Select Market on such date.  Glu will determine its EBITDA and bookings for each of 2018, 2019 and 2020 early in 2019, 2020 and 2021, respectively, and to the extent that Mr. Earl earn any PSOs or PSUs based on Glu’s bookings and EBITDA for such years, the shares earned will fully vest in February 2019, 2020 and 2021, respectively.

Forward–Looking Statements

This report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “intend” or “estimate” or the negative thereof or other variations thereof or comparable terminology. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to, the risk that Glu does not realize the expected benefits from the divestiture of the Moscow Studio; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as Glu anticipates or that Glu will be unable to capitalize on any such growth; and the risk that Glu does not realize a sufficient return on its investment with respect to its efforts to develop free-to-play games for smartphones, tablets and next-generation platforms; and other risks detailed under the caption "Risk Factors" in our Form 10‑Q filed with the Securities and Exchange Commission on November 9, 2017 and our other SEC filings, or as may be described in greater detail in future SEC filings. You can locate these reports through our website at http://www.glu.com/investors. All forward-looking statements included in this document are made as of the date hereof, based on information available to Glu as of the date thereof, and Glu is not under obligation, and expressly disclaims any such obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

Date: January 5, 2018	By:	/s/ Scott J. Leichtner
Name: Scott J. Leichtner
Title: Vice President and General Counsel